                                                                    Exhibit 10.1


                              SERVICES AGREEMENT
                              ------------------


     This Services Agreement (this "Agreement") is entered into as of September 27, 1996 by and between Abercrombie & Fitch Co., a Delaware corporation ("Abercrombie & Fitch"), and The Limited, Inc. a Delaware corporation ("The Limited").

                                    RECITALS

     WHEREAS, Abercrombie & Fitch is issuing shares of Class A Common Stock, $0.01 par value per share ("Class A Common Stock"), to the public in an offering (the "Initial Public Offering") registered under the Securities Act of 1933, as amended;

     WHEREAS, The Limited beneficially owns all of the issued and outstanding Abercrombie & Fitch Class B Common Stock, par value $0.01 per share ("Class B Common Stock");

     WHEREAS, The Limited has heretofore directly or indirectly provided certain administrative, financial, management and other services to Abercrombie & Fitch or its Subsidiaries;

     WHEREAS, on the terms and subject to the conditions set forth herein, Abercrombie & Fitch desires to retain The Limited as an independent contractor to provide, directly or indirectly, certain of those services to Abercrombie & Fitch and its Subsidiaries (as defined below) after the Closing Date (as defined below); and

     WHEREAS, on the terms and subject to the conditions set forth herein, The Limited desires to provide, directly or indirectly, such services to Abercrombie & Fitch and its Subsidiaries.

                                   AGREEMENTS

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, The Limited and Abercrombie & Fitch, for themselves, their successors and assigns, hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

          1.01.  Definitions.  As used in this Agreement, the following terms
                 -----------
will have the following meanings, applicable both to the singular and the plural forms of the terms described:

          "Abercrombie & Fitch" has the meaning ascribed thereto in the preamble hereto.

          "Abercrombie & Fitch Entities" means Abercrombie & Fitch and its Subsidiaries and "Abercrombie & Fitch Entity" shall mean any of the Abercrombie & Fitch Entities.

          "Abercrombie & Fitch Indemnified Person" has the meaning ascribed thereto in Section 4.05.

          "Actions" has the meaning ascribed thereto in Section 4.04.

          "Actual-Use Billing" has the meaning ascribed thereto in Section 3.01

          "Agreement" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

          "Associate Discount Program" means the program which allows the associates of The Limited and Abercrombie & Fitch to purchase items at agreed upon discount rates at each of the Subsidiaries of The Limited and Abercrombie & Fitch.

          "Benefit Billing" has the meaning ascribed thereto in Section 3.01.

          "Benefits Services" has the meaning ascribed thereto in Section 3.06.

          "Change Notice" has the meaning ascribed thereto in Section 3.08.

          "Class A Common Stock" has the meaning ascribed thereto in the recitals to this Agreement.

          "Class B Common Stock" has the meaning ascribed thereto in the recitals to this Agreement.

          "Closing Date" means the date of the closing of the initial sale of Class A Common Stock in the Initial Public Offering.

          "Common Stock" means the Class B Common Stock, the Class A Common Stock and any other class of Abercrombie & Fitch capital stock representing the right to vote generally for the election of directors.

          "Customary Billing" has the meaning ascribed thereto in Section 3.01.

          "Employee Welfare Plans" has the meaning ascribed thereto in Section 4.02.

          "Initial Public Offering" has the meaning ascribed thereto in the recitals to this Agreement.

          "Limited Entities" means The Limited and Subsidiaries of The Limited and "Limited Entity" shall mean any of The Limited Entities.

          "Limited Indemnified Person" has the meaning ascribed thereto in
Section 4.03.

          "Pass-Through Billing" has the meaning ascribed thereto in Section
3.01.

          "Payment Date" has the meaning ascribed thereto in Section 3.07.

          "Percent of Sales Billing" has the meaning ascribed thereto in Section 3.01.

          "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

          "Prior Agreements" has the meaning ascribed thereto in the recitals to this Agreement.

          "Schedule I" means the first schedule hereto which lists the Services (other than Services relating to employee plan and benefit matters) to be provided by The Limited to Abercrombie & Fitch and sets forth the related billing methodology.

          "Schedule II" means the second schedule attached hereto which lists the Services relating to employee plans and benefit arrangements to be provided by The Limited to Abercrombie & Fitch and sets forth the related billing methodology.

          "Schedules" has the meaning ascribed thereto in Section 3.01.

          "SEC" means the United States Securities and Exchange Commission.

          "Service Costs" has the meaning ascribed thereto in Section 3.01.

          "Services" has the meaning ascribed thereto in Section 2.01.

          "Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof. Subsidiary, when used with respect to The Limited or Abercrombie & Fitch, shall also include any other entity affiliated with The Limited or Abercrombie & Fitch, as the case may be, that The Limited and Abercrombie & Fitch may hereafter agree in writing shall be treated as a "Subsidiary" for the purposes of this Agreement.

          "The Limited" has the meaning ascribed thereto in the preamble hereto.

          1.02.  Internal References.  Unless the context indicates otherwise,
                 -------------------
references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.


                                   ARTICLE II

                         PURCHASE AND SALE OF SERVICES

          Section 2.01.  Purchase and Sale of Services.  (a)  On the terms and
                         -----------------------------
subject to the conditions of this Agreement and in consideration of the Service Costs described below, The Limited agrees to provide to Abercrombie & Fitch, or procure the provision to Abercrombie & Fitch of, and Abercrombie & Fitch agrees to purchase from The Limited, the services described in Schedules I and II (the "Services"). Unless otherwise specifically agreed by The Limited and Abercrombie & Fitch, the Services to be provided or procured by The Limited hereunder shall be substantially similar in scope, quality, and nature to those provided to, or procured on behalf of, the Abercrombie & Fitch Entities prior to the Closing Date.

          (b) It is understood that (i) Services to be provided to Abercrombie & Fitch under this Agreement will, at Abercrombie & Fitch' request, be provided to Subsidiaries of Abercrombie & Fitch and (ii) The Limited may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Subsidiaries to provide or procure such Services. With respect to Services provided to, or procured on behalf of, any Subsidiary of Abercrombie & Fitch, Abercrombie & Fitch agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Services; provided that, without in any way
                                           --------
limiting the obligations of Abercrombie & Fitch to pay for such Services, Abercrombie & Fitch may allow Abercrombie & Fitch Service Corporation, an Ohio corporation, to make such payments on its behalf.

          Section 2.02.  Additional Services.  In addition to the Services to be
                         -------------------
provided or procured by The Limited pursuant to Section 2.01, if requested by Abercrombie & Fitch, and to the extent that The Limited and Abercrombie & Fitch may mutually agree, The Limited shall provide additional services (including services not provided by The Limited to the Abercrombie & Fitch Entities prior to the Closing Date) to Abercrombie & Fitch. The scope of any such services, as well as the term, costs, and other terms and conditions applicable to such services, shall be as mutually agreed by The Limited and Abercrombie & Fitch.


                                  ARTICLE III

                          SERVICE COSTS; OTHER CHARGES

          Section 3.01.  Service Costs Generally.  (a)  Schedules I and II
                         -----------------------
hereto (collectively, the "Schedules") indicate, with respect to each Service listed therein, whether the costs to be charged to Abercrombie & Fitch for such Service or program are determined by (i) the customary billing method ("Customary Billing"), (ii) the actual-use billing method ("Actual-Use Billing"), (iii) the pass-through billing method ("Pass-Through Billing"), (iv) the percentage of Abercrombie & Fitch' net sales method ("Percent of Sales Billing") or (v) based upon a calculation of certain costs relating to employee benefit plans and benefit arrangements ("Benefit Billing"). The Customary Billing, Actual-Use Billing, Pass-Through Billing, Percent of Sales Billing and Benefit Billing methods applicable to Services provided to Abercrombie & Fitch are collectively referred to herein as the "Service Costs". Abercrombie & Fitch agrees to pay to The Limited in the manner set forth in Section 3.07 the Service Costs applicable to each of the Services provided by The Limited.

          (b) As provided herein, The Limited shall permit eligible Abercrombie & Fitch associates to participate in certain of The Limited's employee benefit plans. In addition to reimbursing The Limited for the Services as set forth herein, Abercrombie & Fitch shall reimburse The Limited for The Limited's costs (including any contributions and premium costs and including certain third-party expenses and allocations of certain Limited personnel expenses), generally in accordance with past practice, subject to Section 3.06 hereof, relating to participation by Abercrombie & Fitch associates in any of The Limited's benefit plans. It is the express intent of the parties that Service Costs relating to the administration of Abercrombie & Fitch employee plans and the performance of related Services will not exceed reasonable compensation for such Services as defined in 29 CFR (S)2550.408c-2.

          Section 3.02.  Customary Billing. The costs of Services determined by
                         -----------------
the Customary Billing method shall be comparable to the costs charged from time to time to other businesses operated by The Limited for comparable services.

          Section 3.03  Actual-Use Billing.  The costs of Services determined by
                        ------------------
the Actual-Use Billing method (such Services consisting exclusively of aircraft services) shall be based on actual flight hours obtained from flight logs multiplied by an estimated market rate which is subject to annual adjustment.

          Section 3.04  Pass-Through Billing.  The costs of Services determined
                        --------------------
by the Pass-Through Billing method shall be equal to the third-party costs and expenses incurred by The Limited or any of its Subsidiaries on behalf of any Abercrombie & Fitch Entity. If The Limited incurs costs or expenses on behalf of Abercrombie & Fitch or any of its Subsidiaries as well as other businesses operated by The Limited, The Limited will allocate any such costs or expenses in good faith between the various businesses on behalf of which such costs or expenses were incurred as The Limited shall determine in the exercise of The Limited's reasonable judgment. The Limited shall apply usual and accepted accounting conventions in making such allocations and The Limited or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. The Limited shall make copies of such books and records available to any business upon request and with reasonable notice.

          Section 3.05  Percent of Sales.  Services for which the billing
                        ----------------
methodology is the Percent of Sales method shall not be billed individually. Instead, The Limited shall provide all such Services for an aggregate annual cost equal to the amount obtained by multiplying (x) The Limited Service Corp.'s (or any successor) actual expenses for Services to be provided to all Subsidiaries of The Limited, including Abercrombie & Fitch, for the relevant year by (y) the projected net sales for the year of the Abercrombie & Fitch' Subsidiaries divided by The Limited's net sales (the "Net Sales Ratio").

          Section 3.06.  Benefit Billing.  (a)  Prior to the Closing Date,
                         ---------------
certain associates of Abercrombie & Fitch participated in certain benefit plans sponsored by The Limited ("The Limited Plans"). On and after the Closing Date, Abercrombie & Fitch associates shall continue to be eligible to participate in The Limited Plans, subject to the terms of the governing plan documents as interpreted by the appropriate plan fiduciaries. On and after the Closing Date, subject to regulatory requirements and the provisions of Section 4.01 hereof, The Limited will continue to provide Benefits Services to and in respect of Abercrombie & Fitch associates with reference to The Limited Plans as it administered the plans prior to the Closing Date.

          (b) The costs payable by Abercrombie & Fitch for Services relating to employee plans and benefit arrangements ("Benefits Services") may be charged on the basis of Customary Billing, Pass-Through Billing, Percent of Sales Billing or Benefit Billing. In addition, costs associated with certain plans and programs identified in Schedule II will be paid principally through employee payroll deductions for such plans and programs. Benefit Services consists of those categories of Services which are more fully described on Schedule II attached hereto.

          (c) Each party to this Agreement may request changes in the applicable terms of or services relating to The Limited Plans, approval of which shall not be unreasonably withheld; provided, however, that approval of changes in the terms of any of The Limited Plans shall be in the sole discretion of The Limited.

          (d) The Limited and Abercrombie & Fitch agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements associated with The Limited Plans. Such coordination, upon request, will include (but is not limited to) the following: sharing payroll data for determination of highly compensated associates, providing census information (including accrued benefits) for purposes of running discrimination tests, providing actuarial reports for purposes of determining the funded status of any plan, review and coordination of insurance and other independent third party contracts, and providing for review of all summary plan descriptions, requests for determination letters, insurance contracts, Forms 5500, financial statement disclosures and plan documents.

          Section 3.07.  Invoicing and Settlement of Costs.  (a)  The Limited
                         ---------------------------------
will invoice or notify Abercrombie & Fitch on a monthly basis (not later than the fifth day of each month), either directly or through The Limited's intracompany billing system, in a manner substantially consistent with the billing practices used in connection with services provided to the Abercrombie & Fitch Entities prior to the Closing Date (except as otherwise agreed), of the Service Costs. In connection with the invoicing described in this Section 3.07(a), The Limited will provide to Abercrombie & Fitch the same billing data and level of detail as it customarily provided to the Abercrombie & Fitch Entities prior to the Closing Date and as it customarily provides to other businesses operated by The Limited and such other data as may be reasonably requested by Abercrombie & Fitch.

          (b) Abercrombie & Fitch agrees to pay on or before 30 days after the date on which The Limited invoices or notifies Abercrombie & Fitch of the Service Costs after the Closing Date (or the next Business Day, if such day is not a Business Day) (each, a "Payment Date"), at The Limited's option upon reasonable notice to Abercrombie & Fitch, through The Limited's intra-company billing system, cash management systems, or, if requested by The Limited, by wire transfer of immediately available funds payable to the order of The Limited and without set off, all amounts invoiced by The Limited pursuant to paragraph
(a) during the preceding calendar month (or since the Closing Date, in the case of the first Payment Date). If Abercrombie & Fitch fails to pay any monthly payment within 90 days of the relevant Payment Date, Abercrombie & Fitch shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the prime, or best rate announced by Banc One Corp. plus 3% per annum compounded monthly from the relevant Payment Date through the date of payment.

          (c) Except as otherwise provided in the Schedules or agreed in writing by the parties, Abercrombie & Fitch shall take such action as is necessary to establish bank accounts (to be funded by Abercrombie & Fitch) or to otherwise fund all wage and salary payments to Abercrombie & Fitch associates and to fund all medical, retirement and other benefit claims payable to or on behalf of Abercrombie & Fitch associates and their dependents to the extent not covered by third party insurance. Payroll services and benefit claims processing activities performed by The Limited or The Limited's subcontractors shall be coordinated to facilitate payments. Following prior written notice of not less than 15 business days, The Limited shall be relieved of any obligation to deliver benefit and payroll services under this Agreement to the extent that such bank accounts or other funding arrangements are not established at the time drafts are presented for payment, or at any time when there are insufficient funds in the relevant account or such other arrangements fail to satisfy a properly presented claim.

          Section 3.08.  Amended Schedules.  (a)  Prior to January 31 of each
                         -----------------
year for so long as the relevant Services continue to be provided under this Agreement, The Limited shall prepare and deliver to Abercrombie & Fitch updated versions of Schedules I and II (to the extent applicable), setting forth with respect to the Services described in such schedules, any proposed changes in billing methodology and, to the extent available, the Service Costs estimated to be payable for such Services for the then current fiscal year. Except as Abercrombie & Fitch and The Limited may otherwise agree, and except as specifically described in this Agreement (including the Schedules), the method of allocating and charging the costs reflected on Schedules I and II, and any updated versions of such schedules, shall be consistent with The Limited's prior practices with respect to the allocation of costs for services to the Abercrombie & Fitch Entities immediately prior to the Closing Date; provided
                                                                    --------
that if The Limited changes the method of allocating and charging such costs to The Limited businesses generally, such revised method shall also be applied to Abercrombie & Fitch and Abercrombie & Fitch shall be notified in writing not less than 60 days in advance of implementing such revised method (a "Change Notice"). If a revised method of allocating and charging costs for particular Services would result in a significant increase in the amount of Service Costs that Abercrombie & Fitch would be obligated to pay under this Agreement as compared to those that would be payable were such method not revised, then, notwithstanding Article VI, Abercrombie & Fitch shall have the right during the 45-day period following receipt of The Limited's Change Notice to terminate such Services upon written notice to The Limited, and such termination shall be effective on the implementation date of the change in methodology. Such change in allocation method shall be deemed accepted by Abercrombie & Fitch if no such notice of termination is received by The Limited during such 45-day period, and thereafter any termination shall be governed by the provisions of Article VI. For purposes of this paragraph (a), a "significant increase" means, with respect to any amount, an aggregate increase of more than 10% over the base amount of Service Costs applicable to all such Services; provided such increase is at
                                               --------
least $1,000,000.


                                   ARTICLE IV

                                  THE SERVICES

          Section 4.01.  General Standard of Service.  Except as otherwise
                         ---------------------------
agreed with Abercrombie & Fitch or described in this Agreement, and provided that The Limited is not restricted by contract with third parties or by applicable law, The Limited agrees that the nature, quality, and standard of care applicable to the delivery of the Services hereunder will be substantially the same as that of the Services which The Limited provides from time to time throughout its businesses; provided
                                                                        --------
that in no event shall such standard of care be less than the standard of care that The Limited has customarily provided to the Abercrombie & Fitch Entities with respect to the relevant Service prior to the Closing Date. The Limited shall use its reasonable efforts to ensure that the nature and quality of Services provided to Abercrombie & Fitch associates either by The Limited directly or through administrators under contract shall be undifferentiated as compared with the same services provided to or on behalf of The Limited associates under The Limited Plans.

          Section 4.02.  Delegation.  Subject to Section 4.01 above, Abercrombie
                         ----------
& Fitch hereby delegates to The Limited final, binding, and exclusive authority, responsibility, and discretion to interpret and construe the provisions of employee welfare benefit plans in which Abercrombie & Fitch has elected to participate and which are administered by The Limited under this Agreement (collectively, "Employee Welfare Plans"). The Limited may further delegate such authority to plan administrators to:

          (i)   provide administrative and other services;

          (ii) reach factually supported conclusions consistent with the terms of the Employee Welfare Plans;

          (iii) make a full and fair review of each claim denial and decision related to the provision of benefits provided or arranged for under the Employee Welfare Plans, pursuant to the requirements of ERISA, if within sixty days after receipt of the notice of denial, a claimant requests in writing a review for reconsideration of such decisions. Administrator shall notify the claimant in writing of its decision on review. Such notice shall satisfy all ERISA requirements relating thereto; and

          (iv)  notify the claimant in writing of its decision on review.

          Section 4.03.  Limitation of Liability.  Abercrombie & Fitch agrees
                         -----------------------
that none of The Limited and its Subsidiaries and their respective directors, officers, agents, and employees (each, a "Limited Indemnified Person") shall have any liability, whether direct or indirect, in contract or tort or otherwise, to Abercrombie & Fitch for or in connection with the Services rendered or to be rendered by any Limited Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Limited Indemnified Person's actions or inactions in connection with any such Services or transactions, except for damages which have resulted from such Limited Indemnified Person's gross negligence or willful misconduct in connection with any such Services, actions or inactions.

          Section 4.04.  Indemnification of The Limited by Abercrombie & Fitch.
                         -----------------------------------------------------
Abercrombie & Fitch agrees to indemnify and hold harmless each Limited Indemnified Person from and against any damages, and to reimburse each Limited Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Limited Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with Services rendered or to be rendered by any Limited Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Limited Indemnified Person's actions or inactions in connection with any such Services or transactions; provided that Abercrombie & Fitch will not be responsible for any
              --------
damages of any Limited Indemnified Person that have resulted from such Limited Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions, or Services referred to above.

          Section 4.05.  Indemnification of Abercrombie & Fitch by The Limited.
                         -----------------------------------------------------
The Limited agrees to indemnify and hold harmless Abercrombie & Fitch and its Subsidiaries and their respective directors, officers, agents, and employees (each, a "Abercrombie & Fitch Indemnified Person") from and against any damages, and will reimburse each Abercrombie & Fitch Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, or defending any Action, arising out of the gross negligence or willful misconduct of any Limited Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

          Section 4.06.  Further Indemnification.  To the extent that any other
                         -----------------------
Person has agreed to indemnify any Limited Indemnified Person or to hold a Limited Indemnified Person harmless and such Person provides services to The Limited or any affiliate of The Limited relating directly or indirectly to any employee plan or benefit arrangement for which Benefit Services are provided under this Agreement, The Limited will exercise reasonable efforts (x) to make such agreement applicable to any Abercrombie & Fitch Indemnified Person so that each Abercrombie & Fitch Indemnified Person is held harmless or indemnified to the same extent as any Limited Indemnified Person or (y) otherwise make available to each Abercrombie & Fitch Indemnified Person the benefits of such agreement.

          Section 4.07.  Reports.  The Limited shall provide or shall cause to
                         -------
be provided to Abercrombie & Fitch with data or reports requested by Abercrombie & Fitch relating to (i) benefits paid to or on behalf of Abercrombie & Fitch associates under The Limited Plans, including but not limited to financial statements, claims history, and census information, and (ii) other information relating to the Services that is required to satisfy any reporting or disclosure requirement of ERISA or the Code. The Limited will provide such information within a reasonable period of time after it is requested. The costs for reports which are substantially similar to reports prepared by The Limited or on behalf of The Limited generally for its businesses shall be billed as part of the Benefit Costs. The cost for additional reports shall be billed as incremental costs in accordance with Section 3.07.

                                   ARTICLE V

                              ADDITIONAL AGREEMENT

          Section 5.01.  Notice.  Unless otherwise agreed in writing by the
                         ------
parties, Abercrombie & Fitch agrees to provide The Limited with at least two months prior written notice of any material change in the eligible Abercrombie & Fitch associates and retirees covered by The Limited Plan, and any change in the scope of Services to be provided by The Limited with respect to such plans and arrangements. Notwithstanding the preceding sentence, if Abercrombie & Fitch provides The Limited with less than two months notice of any such change and The Limited is nonetheless able, with reasonable efforts, to effectuate such change with such shorter notice, than The Limited shall implement the requested change.


                                   ARTICLE VI

                              TERM AND TERMINATION

          Section 6.01.  Term.  Except as otherwise provided in this Article VI
                         ----
or in Section 7.05 or as otherwise agreed in writing by the parties, this Agreement shall have an initial term of five years from the Closing Date, and will be renewed automatically thereafter for successive one-year terms unless either Abercrombie & Fitch or The Limited elects not to renew this Agreement upon not less than six-months' written notice.

          Section 6.02.  Termination.  (a) After the initial five year term,
                         -----------
Abercrombie & Fitch may from time to time terminate this Agreement with respect to one or more of the Services, in whole or in part, upon giving at least six months prior notice to The Limited; provided that Abercrombie & Fitch may not
                                    --------
terminate those Services which it was not allowed to terminate prior to the Closing Date.

          (b) This Agreement will be subject to early termination by either Abercrombie & Fitch or The Limited upon six months' written notice if The Limited ceases to own shares of Common Stock representing more than 50% of the combined voting power of the Common Stock of Abercrombie & Fitch.

          (c) The Limited may, at its option, terminate this Agreement as it relates to any given Service if The Limited would otherwise be required to provide such Service with respect to any employee benefit plan or program that is not substantially similar to a corresponding plan or program of The Limited (as such plans and programs of The Limited exist from time to time) or if the method of delivering such Service would no longer be substantially similar to the manner in which such Service was delivered to the Abercrombie & Fitch Entities, as such delivery may change from time to time.

          (d) The Limited may terminate any affected Service at any time if Abercrombie & Fitch shall have failed to perform any of its material obligations under this Agreement relating to any such Service, The Limited has notified Abercrombie & Fitch in writing of such failure, and such failure shall have continued for a period of 60 days after receipt of Abercrombie & Fitch of notice of such failure.

          (e) Abercrombie & Fitch may terminate any affected Service at any time if The Limited shall have failed to perform any of its material obligations under this Agreement relating to any such Service, Abercrombie & Fitch has notified The Limited in writing of such failure, and such failure shall have continued for a period of 60 days after receipt by The Limited of notice of such failure.

          (f) Each of Abercrombie & Fitch and The Limited agrees that prior to exercising its rights under this Section 6.02 it will consult for a reasonable period with the other party in advance of such termination as to its implementation.

          (g) Notwithstanding this Section 6.02, either The Limited or Abercrombie & Fitch may terminate coverage of Abercrombie & Fitch under The Limited's umbrella liability, property, casualty or fiduciary insurance policies (as more fully described in Schedule I) at any time upon written notice during the 90 days prior to the anniversary date of the policy; provided that
                                                         --------
termination of coverage by Abercrombie & Fitch may only be for nonpayment and only if a replacement policy, acceptable to The Limited, is entered into by Abercrombie & Fitch.

          (h) Abercrombie & Fitch may terminate any affected Service pursuant to Section 3.08 hereof.

          Section 6.03.  Effect of Termination.  (a)  Other than as required by
                         ---------------------
law, upon termination of any Service pursuant to Section 6.01 or Section 6.02, and upon termination of this Agreement in accordance with its terms, The Limited will have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and Abercrombie & Fitch will have no obligation to pay any fees relating to such Services or make any other payments hereunder; provided that notwithstanding such termination, (i)
                          --------
Abercrombie & Fitch shall remain liable to The Limited for fees owed and payable in respect of Services provided prior to the effective date of the termination;
(ii) The Limited shall continue to charge Abercrombie & Fitch for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided after the termination of such Service and Abercrombie & Fitch shall be obligated to pay such expenses in accordance with the terms of this Agreement; and (iii) the provisions of Articles IV, V, VI and VII shall survive any such termination.
All program and administrative costs attributable to Abercrombie & Fitch associates for The Limited Plans that relate to any period after the effective date of any such termination shall be for the account of Abercrombie & Fitch.

          (b) Following termination of this Agreement with respect to any Service, The Limited and Abercrombie & Fitch agree to cooperate in providing for an orderly transition of such Service to Abercrombie & Fitch or to a successor service provider. Without limiting the foregoing, The Limited agrees to (i) provide, within 90 days of the termination, copies in a format designated by The Limited, all records relating directly or indirectly to benefit determinations of Abercrombie & Fitch associates, including but not limited to compensation and service records, correspondence, plan interpretive policies, plan procedures, administration guidelines, minutes, or any data or records required to be maintained by law and (ii) work with Abercrombie & Fitch in developing a transition schedule.


                                  ARTICLE VII

                                 MISCELLANEOUS

          Section 7.01.  Prior Agreements.  In the event there is any conflict
                         ----------------
between the provisions of this Agreement, on the one hand, and provisions of prior services agreements among The Limited or its Subsidiaries and any of the Abercrombie & Fitch businesses (the "Prior Agreements"), on the other hand, the provisions of this Agreement shall govern and such provisions in the Prior Agreements are deemed to be amended so as to conform with this Agreement.

          Section 7.02.  Future Litigation and Other Proceedings.  In the event
                         ---------------------------------------
that Abercrombie & Fitch (or any of its officers or directors) or The Limited (or any of its officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), the party (and its officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other party's expense, with any reasonable requests by the other party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of employees as witnesses). In the event that Abercrombie & Fitch (or any of its officers or directors) and The Limited (or any of its officers or directors) at any time after the date hereof initiate or become subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), each party (and its officers and directors) shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting party, with any reasonable requests of the other party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).

          Section 7.03.  No Agency.  Nothing in this Agreement shall constitute
                         ---------
or be deemed to constitute a partnership or joint venture between the parties hereto or, except to the extent provided in Section 4.02, constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

          Section 7.04.  Subcontractors.  The Limited may hire or engage one or
                         --------------
more subcontractors to perform all or any of its obligations under this Agreement, provided that, subject to Section 4.03, The Limited will in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to Abercrombie & Fitch.

          Section 7.05.  Force Majeure.  (a)  For purposes of this Section,
                         -------------
"force majeure" means an event beyond the control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

          (b) Neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure, provided always that such party shall have exercised all due diligence to minimize to the greatest extent possible the effect of force majeure on its obligations hereunder.

          (c) Promptly on becoming aware of force majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), the party affected shall give written notice to the other party giving details of the same, including particulars of the actual and, if applicable, estimated continuing effects of such force majeure on the obligations of the party whose performance is prevented or delayed. If such notice shall have been duly given, and actual delay resulting from such force majeure shall be deemed not to be a breach of this Agreement, and the period for performance of the obligation to which it relates shall be extended accordingly, provided that if force majeure results in the performance of a party being delayed by more than 60 days, the other party shall have the right to terminate this Agreement with respect to any Service effected by such delay forthwith by written notice.

          Section 7.06.  Entire Agreement.  This Agreement (including the
                         ----------------
Schedules constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          Section 7.07.  Information.  Subject to applicable law and privileges,
                         -----------
each party hereto covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement that the other party reasonably believes are required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

          Section 7.08.  Confidential Information.  Abercrombie & Fitch and The
                         ------------------------
Limited hereby covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other party. "Confidential Information" shall mean all information disclosed by either party to the other in connection with this Agreement whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic and business data, business plans, and the like, but shall not include (i) information which becomes generally available other than by release in violation of the provisions of this Section 7.08, (ii) information which becomes available on a nonconfidential basis to a party from a source other than the other party to this Agreement provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential, (iii) information acquired or developed independently by a party without violating this Section 7.08 or any other confidentiality agreement with the other party and (iv) information that any party hereto reasonably believes it is required to disclose by law, provided that it first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either party to this Agreement, a party disclosing any Confidential Information to the other party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other party hereto breaches or threatens to breach any provision of this Section 7.08.

          Section 7.09.  Notices.  Any notice, instruction, direction or demand
                         -------
under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, facsimile transmission, intercompany mail, or mail, to the following addresses:

          (a)  If to Abercrombie & Fitch, to:

               Abercrombie & Fitch Co.
               Four Limited Parkway
               Reynoldsburg, OH 43068
               Attention:  Samuel P. Fried
               Fax:  614-479-7188

          (b)  If to The Limited, to:

               The Limited, Inc.
               Three Limited Parkway
               Columbus, OH 43230
               Attention:  Samuel P. Fried
               Fax:  614-479-7188

          with a copy to:

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, NY 10017
               Attention: Jeffrey Small
               Fax:  212-450-4800


or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

          Section 7.10.  Governing Law.  This Agreement shall be construed in
                         -------------
accordance with and governed by the substantive internal laws of the State of Delaware.

          Section 7.11.  Severability.  If any provision of this Agreement shall
                         ------------
be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

          Section 7.12.  Amendment.  This Agreement may only be amended by a
                         ---------
written agreement executed by both parties hereto.

          Section 7.13.  Counterparts.  This Agreement may be executed in
                         ------------
separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

          Section 7.14.  Services to The Limited. (a) Abercrombie & Fitch agrees
                         -----------------------
to continue to participate in the Associate Discount Program.

          (b) Abercrombie & Fitch agrees to permit The Limited and its Subsidiaries to use the trademarks and service marks owned by Abercrombie & Fitch or any of its Subsidiaries at no cost to The Limited or its Subsidiaries in The Limited's annual report to shareholders and publicity materials and for other similar purposes.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

                              ABERCROMBIE & FITCH CO.

                                     /s/ Kenneth B. Gilman
                              By:_________________________________
                                 Name:  Kenneth B. Gilman
                                 Title: Vice Chairman



                              THE LIMITED, INC.

                                     /s/ Kenneth B. Gilman
                              By:_________________________________
                                 Name:  Kenneth B. Gilman
                                 Title: Vice Chairman and Chief
                                          Financial Officer

                        Services Agreement - Schedule I
                         General Corporate Services/1/


       Service                                        Billing Methodology
-----------------------                            ------------------------
 .  Aircraft Services                               Actual-Use Billing

 .  General Real Estate Services                    Customary Billing

 .  Import and Shipping Services                    Customary Billing

 .  International Expansion Services                Customary Billing

 .  Store Planning and Construction                 Customary Billing

 .  Accounting, Public Reporting                    Percent of Sales Billing
   and Consolidation Services

 .  Internal Audit                                  Percent of Sales Billing

 .  Treasury and Cash Management                    Percent of Sales Billing
   (including loans and investments)

 .  Corporate Development                           Percent of Sales Billing

 .  Risk Management and Administrative Insurance    Percent of Sales Billing

 .  Corporate Secretarial Services                  Percent of Sales Billing

 .  Marketing Data Services                         Percent of Sales Billing

 .  Executive Compensation and                      Customary Billing
   Benefit Plan Design Services

 .  Governmental Affairs                            Percent of Sales Billing

 .  Human Resources and Compensation                Customary Billing

 .  Investor and Public Relations                   Percent of Sales Billing

 .  Legal Services                                  Percent of Sales Billing

-----------------
/1/ In each case, third-party costs incurred by The Limited on behalf of Abercrombie & Fitch will be billed using the Pass-Through Billing methodology.

       Service                                        Billing Methodology
-----------------------                            ------------------------
 .  Tax Return Preparation and                      Percent of Sales Billing
   Tax Planning Services

 .  Corporate Finance                               Percent of Sales Billing

 .  Insurance Policies                              Pass-Through Billing
   (liability, property, casualty
    and fiduciary)

 .  Corporate, administrative                       Percent of Sales Billing
   and general overhead

 .  Management Information
   Systems processing                              Percent of Sales Billing

                        Services Agreement - Schedule II
                               Benefits Services


       Service                                        Billing Methodology
-----------------------                            ------------------------

MEDICAL/DENTAL PROGRAMS

Benefits/Claims
---------------

 .  Claims costs for Abercrombie & Fitch            Customary Billing
   Associates participating
   in the following Limited Plans
   and programs:
   -   Medical Plan
   -   Short Term Disability Plan
   -   Prescription Drug Plan
   -   Dental Plan


Administration
--------------

 .  Administration of above Abercrombie & Fitch     Customary Billing
   plans and programs, including:

   -   maintenance of eligibility files
       upon Abercrombie & Fitch's notification
       of status changes

   -   claim adjudication under the terms
       of applicable plans

   -   maintenance of toll-free telephone
       lines for inquiries, etc.

   -   support services (internal and
       external, including COBRA)


       Service                                        Billing Methodology
-----------------------                            ------------------------

Participant Contributions
-------------------------

 .  Participant contributions for
   deductions above plans or direct
   bill to associates/retirees                     Participant payroll


OTHER BENEFIT PLANS

 .  Life Insurance                                  Customary Billing
   --------------
   Life insurance for Abercrombie & Fitch
   Associates (including Accidental
   Death and Dismemberment)

 .  Savings/Retirement Plans
   - Company match/retirement contribution         Customary Billing
   - Participant Contributions                     Payroll Deduction

 .  Long-Term Disability Plans
   --------------------------
   - Employer contributions                        Customary Billing
   - Associate contributions                       Payroll deduction

Other Benefit Support Services
------------------------------

 .  Audit, Legal, Actuarial Fees and                Customary Billing
   related recoveries
 .  Payroll support of benefits                     Customary Billing
   administration (insurance,
   savings, other benefit
   plans and statutory requirements)


Employee Stock Purchase Program
-------------------------------

-  Payroll Services                                Customary Billing
   ----------------